Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
DATASCOPE BOOKS FIRST NETGUARD ORDER
MONTVALE, NJ, December 18, 2007 . . . Datascope Corp. (NASDAQ: DSCP) today announced that it has booked the first order for NetGuard™, its new, revolutionary wireless clinician alert system. In this installation, NetGuard will provide for continuous ECG monitoring of 50 patients in the Emergency Department of a 300-bed hospital in the Southwest region of the United States. In support of the NetGuard concept, the patients that will be continuously monitored by NetGuard are currently unmonitored.
Commenting on the first NetGuard order, Gary Manning, Director of NetGuard Marketing, said, “We are excited by the first NetGuard order. We believe that NetGuard answers an unmet need for the unmonitored hospital patient. NetGuard provides an extra layer of protection to the previously unmonitored patient.”
According to data published by the American Hospital Association, 60% of the U.S. hospital patients are currently not monitored continuously, primarily because of the high cost of conventional monitoring of both equipment and staffing. It is estimated that upwards of 100 million patients annually are not continuously monitored during their hospital stay. In addition, based on data from the National Registry of Cardiopulmonary Resuscitation, the Company estimates that tens of thousands of patients die each year from cardiac arrest precipitated by a dangerous heart rhythm that is unrelated to the patient’s natural illness.
NetGuard creates a new paradigm in patient monitoring because it is the first monitoring system that is specifically designed to protect today’s unmonitored patient by detecting life-threatening heart rhythms. Featuring a novel wireless ECG monitor weighing less than one ounce, NetGuard signals an alert to hospital staff immediately upon detecting such a rhythm. Immediate detection permits the early treatment of dangerous heart rhythms, and early treatment has been shown to significantly increase survival. Monitoring patients with the NetGuard system offers a protective safety net for all currently unmonitored patients, while providing economic and clinical incentives not possible with conventional monitors.

About Datascope Corp.
Datascope Corp. is a pioneer and the global leader of intra-aortic balloon counterpulsation, a pioneer and leader in the global patient monitoring market and a diversified medical device company. Datascope develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are disclosed in our filings with the United States Securities and Exchange Commission (“SEC”). These factors include, but are not limited to, the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that Datascope is not the first company to address this market, that NetGuard will not be a significant opportunity for new growth or may not be accepted in the marketplace, that technical difficulties may arise impeding the acceptance of the system, and that market conditions may change, particularly as the result of competitive activity in the markets served by Datascope. Datascope’s filings with the SEC can be obtained at no charge at www.sec.gov, as well as through our website at www.datascope.com.